Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors
Technologies Scan Corp.
(A Development Stage Company)
Quebec, Canada

We consent to the inclusion in the Registration Statement on Form S-1 of Technologies Scan Corp. of our report dated March 10, 2011, relating to the audit of the balance sheets of Santo Pita Corporation as of March 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended March 31, 2010, the period from March 31, 2009 (inception) to March 31, 2009 and the period from March 31, 2009 (inception) to March 31, 2010.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
April 18, 2011